Boston Scientific Corporation (“Boston Scientific”) Total Shareholder Return Performance Share Program (“TSR Program”) Performance Period January 1, 2020 - December 31, 2022

I.	Purpose of the TSR Program
The purpose of the TSR Program is to align Boston Scientific’s executive compensation program with the interests of shareholders and to reinforce the concept of pay for performance by comparing the Total Shareholder Return (“TSR”) of shares of Boston Scientific Common Stock (the “Common Stock”) to the TSR of companies included in the S&P 500 Healthcare Index over a three-year period beginning on January 1, 2020.
The TSR Program entails the grant of Deferred Stock Units, and the program shall be administered, under the Boston Scientific Corporation 2011 Long-Term Incentive Plan (the “2011 LTIP”). Terms not defined in this TSR Program document but defined in the 2011 LTIP shall have the same meaning as in the 2011 LTIP. For Covered Employees, the TSR Program is established under section 4.a.(8) of the 2011 LTIP.

II.	Eligible Participants
The TSR Program covers members of the Executive Committee on the date that awards are granted under the TSR Program as determined and in the amounts established by the Executive Compensation and Human Resources Committee of the Board of Directors (the “Committee”).
The Committee may review TSR Program eligibility criteria for participants in the TSR Program from time to time and may revise such criteria at any time, even within a TSR Program year, with or without notice and within its sole discretion.
III.    Performance Share Units
The Deferred Stock Units awarded under the TSR Program (the “Performance Share Units”) shall vest only upon satisfaction of both the performance criteria described in this Section III and the payment eligibility criteria described in Section VII. The applicable performance criteria are based on the TSR of the Common Stock relative to the TSR of companies in the S&P 500 Healthcare Index.
The TSR for Boston Scientific and all other companies in the S&P 500 Healthcare Index will be measured over a three-year period beginning January 1, 2020 and ending on December 31, 2022 (the “Performance Period”).
The number of Performance Share Units as to which the performance criteria under this program shall be determined to have been satisfied will be in a range of 0% to 200% of the target number of Performance Share Units awarded to the participant as follows:

TSR Performance Percentile Rank	Performance Share Units as a Percent of Target
80th Percentile or above	200%
50th Percentile	100%
30th Percentile	40%
Below 30th Percentile	0%

If the minimum level of performance is achieved, the number of Performance Share Units will be calculated linearly between each set of data points.

Following the end of the Performance Period, the Committee shall determine the number of Performance Share Units as to which the performance criteria of this program have been satisfied, which determination shall be final and binding. Shares of Common Stock will be delivered or otherwise made available to the participant no later than March 15, 2023 in settlement of the Performance Share Units as to which the performance criteria of this program have been satisfied if and to the extent the payment eligibility criteria of

Section VII below are also satisfied. Any Performance Share Units as to which the performance criteria of this Section III have not been satisfied will be forfeited in their entirety.

IV.	Calculation of Total Shareholder Return and Definitions
The TSR for Boston Scientific and each other company in the S&P 500 Healthcare Index shall include any cash dividends paid during the Performance Period and shall be determined as follows:
Total Shareholder Return for the Performance Period =
(Change in Stock Price + Dividends Paid) / Beginning Stock Price
“Beginning Stock Price” means the daily average closing price as quoted on the New York Stock Exchange or the NASDAQ Global Select Market, as applicable, of one (1) share of common stock for the two calendar months prior to the beginning of the Performance Period.
“Change in Stock Price” means the difference between the Beginning Stock Price and the Ending Stock Price.
“Dividends Paid” means the total of all cash dividends paid on one (1) share of stock during the Performance Period.
“Ending Stock Price” means the daily average closing price as quoted on the New York Stock Exchange or the NASDAQ Global Select Market, as applicable, of one (1) share of common stock for the last two calendar months of the Performance Period.
Example: If the Beginning Stock Price for a company was $25.00 per share, and the company paid $2.50 in dividends over the Performance Period, and the Ending Stock Price was $30.00 per share (thereby making the Change in Stock Price $5.00 ($30.00 minus $25.00)), then the TSR for that company would be thirty percent (30%). The calculation is as follows: 0.30 = ($5.00 + $2.50) / $25.00

V.	Calculation of Percentile Performance
Following the calculation of the TSR for the Performance Period for Boston Scientific and each of the other companies in the S&P 500 Healthcare Index, Boston Scientific and the other companies in the S&P 500 Healthcare Index will be ranked, in order of maximum to minimum, according to their respective TSR for the Performance Period.
After this ranking, the percentile performance of Boston Scientific as compared to the other companies in the S&P 500 Healthcare Index shall be determined by the following formula:
“P” represents the percentile performance which will be rounded, if necessary, to the nearest whole percentile by application of standard scientific rounding conventions.
“N” represents the number of companies in the S&P 500 Healthcare Index, including Boston Scientific.
“R” represents Boston Scientific’s ranking versus the other companies in the S&P 500 Healthcare Index.
Example: If Boston Scientific ranked 10th out of 54 companies, the performance (“P”) therefore will be in the 83rd percentile.
This calculation is as follows:    0.83 = 1 - (10 - 1) / (54 - 1)

VI.	S&P 500 Healthcare Index

The companies currently included in the S&P 500 Healthcare Index can be found in Appendix A attached hereto.

Only companies in the S&P 500 Healthcare Index for an entire Performance Period will be used to determine the TSR percentile rank.

If two companies in the S&P 500 Healthcare Index merge, the surviving company shall remain in the S&P 500 Healthcare Index.

If a company in the S&P 500 Healthcare Index merges with, or is acquired by, a company that is not in the S&P 500 Healthcare Index, and the company in the S&P 500 Healthcare Index is the surviving company, then the surviving company shall be included in the S&P 500 Healthcare Index.

If a company in the S&P 500 Healthcare Index merges with, or is acquired by, a company that is not in the S&P 500 Healthcare Index, and the company in the S&P 500 Healthcare Index is not the surviving company or the surviving company is no longer publicly traded, then the surviving company shall not be included in the S&P 500 Healthcare Index.

Notwithstanding the foregoing, if a company in the S&P 500 Healthcare Index ceases to be listed in the Healthcare Sector under the Standard & Poor’s Global Industry Classification Standard (GICS) at any time during the Performance Period (including after a merger, acquisition or other business transaction described above), then it shall not be included in the S&P 500 Healthcare Index.

VII.	Payment Eligibility Criteria
Except as set forth below with respect to a Change in Control, no Performance Share Units shall vest prior to the end of the Performance Period (December 31, 2022).
If a participant’s employment with Boston Scientific and its Affiliates (the “Company”) terminates before January 1, 2021, all of his or her Performance Share Units shall be forfeited in their entirety except as set forth below with respect to a termination of employment due to death or Disability.
If a participant’s employment with the Company terminates after December 31, 2020 but before the end of the Performance Period, all of his or her Performance Share Units shall be forfeited, except in connection with Retirement, death, Disability or upon a Change of Control as outlined below.
Participants on military, sick or other bona fide leave of absence on December 31, 2022 will not be deemed to have terminated employment with the Company if such absence does not exceed 180 days or, if longer, the period the participant retains the right by statute or by contract to return to employment with the Company.
Subject to the terms of any separate Change in Control or similar agreement to which a participant is bound, if there is a Change in Control after December 31, 2020 but before the end of the Performance Period, shares of Common Stock shall be issued in respect of the Performance Share Units as to which the performance criteria of this program have been satisfied using the last day of the month preceding the date on which the Change in Control is consummated as the ending date of the Performance Period in lieu of December 31, 2022, as determined by the Committee immediately prior to the consummation of the Change in Control. Such issuance shall occur within 70 days of the effective date of the termination or Change in Control, on a prorated basis. The number of shares to be issued on a prorated basis shall be determined as follows: (# Performance Share Units achieved pursuant to the table in Section III * ((# of full and partial months during the Performance Period, rounded up to the nearest whole month/36)). The number of prorated shares to be issued to the participant, if any, will be approved by the Committee at its next regular meeting. In the event a Change in Control occurs prior to January 1, 2020, the Performance Share Units will be forfeited in their entirety.

If a participant’s employment with the Company terminates due to Retirement after December 31, 2020 but before the end of the Performance Period, shares of Common Stock shall be issued in respect of the Performance Share Units as to which the performance criteria of this program have been satisfied at the end of the Performance Period, but no later than March 15, 2023, on a prorated basis using the effective date of the participant’s termination of employment. The number of shares to be issued on a prorated basis shall be determined as follows: (# Performance Share Units achieved pursuant to the table in Section III * ((# of full and partial months worked during the Performance Period, rounded up to nearest whole month) / 36)). The number of prorated shares to be issued to the participant, if any, will be approved by the Committee at its next regular meeting.
If a participant’s employment with the Company terminates due to death or Disability before the end of the Performance Period, all of his or her Performance Share Units shall accelerate vesting and shares of Common Stock shall be issued in respect of the Performance Share Units as to which the performance criteria of this program have been satisfied at the end of the Performance Period, but no later than March 15, 2023. The number of shares to be issued to the participant, if any, will be approved by the Committee at its next regular meeting.

VIII.	Termination, Suspension or Modification and Interpretation of the TSR Program

The Committee has sole authority over administration and interpretation of the TSR Program and retains its right to exercise discretion as it sees fit, except that, with respect to Covered Employees, the Committee shall have no discretion to increase the number of shares of Common Stock in which a participant may vest above the amount described in Section III. The Committee may terminate, suspend or modify and if suspended, may reinstate with or without modification all or part of the TSR Program at any time, with or without notice to the participant. The Committee reserves the exclusive right to determine eligibility to participate in this TSR Program and to interpret all applicable terms and conditions, including eligibility criteria.

IX.	Recoupment Policy

General Recoupment Policy. To the extent permitted by governing law, the Board, in its discretion, may seek Recovery of Performance Share Units granted to a Current Executive Officer or Former Executive Officer if, in the judgment of the Board, such Executive Officer commits misconduct or a gross dereliction of duty that results in a material violation of Company policy and causes significant harm to the Company while serving in capacity as Executive Officer.

Definitions. The following terms shall have the meaning set forth below:

(1)    "Current Executive Officer" means any individual currently designated as an “executive officer” by the Board under Rule 3b-7 of the Securities Exchange Act of 1934, as amended.

(2)    "Executive Officer" means any Current Executive Officer or Former Executive Officer.

(3)    "Former Executive Officer" means any individual previously (but not currently) designated as an “executive officer” by the Board under Rule 3b-7 of the Securities Exchange Act of 1934, as amended.

(4)    "Recovery" means the forfeiture or cancellation of unvested Performance Share Units.

Provisions Required by Law. If the Company subsequently determines that it is required by law to apply a "clawback" or alternate recoupment provision to outstanding Performance Share Units, under the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, then such clawback or recoupment provision also shall apply to the Performance Share Units, as applicable, as if it had been included on the date the Performance Share Units were granted and the Company shall notify the participant of such additional provision.

X.	Other
This document sets forth the terms of the TSR Program and is not intended to be a contract or employment agreement between the participant and the Company. As applicable, it is understood that both the participant and the Company have the right to terminate the participant’s employment with the Company at any time, with or without cause and with or without notice, in acknowledgement of the fact that their employment relationship is “at will.”

To the extent section 409A of the Internal Revenue Code (“Code”) applies to any award under this TSR Program, the award shall be interpreted in a manner consistent with Code section 409A. Where section 409A applies, in the case of any payment made on termination of employment, a termination of employment shall not be deemed to have occurred unless such termination is also a “separation from service” within the meaning of Code section 409A and, for purposes of any such provision, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service.” Where section 409A applies, in the case of a payment made upon a Change in Control, a Change in Control shall not be deemed to have occurred unless there is a change in the ownership or effective control of Boston Scientific, or in the ownership of a substantial portion of the assets of Boston Scientific, as defined in Code section 409A. Where required by section 409A in the case of a specified employee (as determined under Code section 409A), payments on termination shall be made on the first business day of the seventh month following termination.

Appendix A

Annual Executive LTIP Program
S&P 500 Healthcare Index - 62 Companies

Company Name	Company Name
Agilent Technologies, Inc.	Henry Schein, Inc.
AbbVie Inc.	Humana Inc.
AmerisourceBergen Corporation	IDEXX Laboratories, Inc.
Abbott Laboratories	Illumina, Inc.
CVS Health Corporation	Incyte Corporation
Allergan plc	Intuitive Surgical, Inc.
Align Technology, Inc.	Johnson & Johnson
Alexion Pharmaceuticals, Inc.	Laboratory Corporation of America Holdings
Amgen Inc.	Eli Lilly and Company
Anthem, Inc.	McKesson Corporation
Abiomed Inc	Medtronic plc
Baxter International Inc.	Merck & Co., Inc.
Becton, Dickinson and Company	Mettler-Toledo International Inc.
Biogen Inc.	Mylan N.V.
Bristol-Myers Squibb Company	Nektar Therapeutics
Boston Scientific Corporation	Pfizer Inc.
Cardinal Health, Inc.	PerkinElmer, Inc.
Celgene Corporation	Perrigo Company plc
Cerner Corporation	IQVIA Holdings, Inc.
Cigna Corporation	Regeneron Pharmaceuticals, Inc.
Centene Corporation	ResMed Inc.
The Cooper Companies, Inc.	Stryker Corporation
Quest Diagnostics Incorporated	Thermo Fisher Scientific Inc.
Danaher Corporation	Universal Health Services, Inc.
DaVita Inc.	UnitedHealth Group Incorporated
WellCare Health Plans, Inc.	Varian Medical Systems, Inc.
Vertex Pharmaceuticals Incorporated
Edwards Lifesciences Corporation	Waters Corporation
Gilead Sciences, Inc.	DENTSPLY SIRONA Inc.
HCA Healthcare, Inc.	Zimmer Biomet Holdings, Inc.
Hologic, Inc.	Zoetis Inc